Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Solid Second Quarter 2012 Financial Results with Strong Earnings as Total Assets Surpass $3.0 Billion

ARLINGTON, Va.--(BUSINESS WIRE)--July 19, 2012--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the second quarter of 2012.

Second Quarter 2012 Highlights

  Net Income Available to Common Stockholders and Diluted Earnings per Common Share: Net income available to common stockholders totaled $6.4 million, or $0.19 per diluted common share, for the second quarter of 2012. This represented a $1.1 million decrease, or $0.05 per diluted common share, compared to $7.5 million, or $0.24 per diluted common share for the second quarter of 2011. Sequentially, net income available to common stockholders increased $1.6 million, or $0.05 per diluted common share, representing a 35.7% increase from $0.14 per diluted common share, for the first quarter of 2012.
  Asset Quality: Non-performing assets (“NPAs”) decreased 17.8%, from $73.4 million as of June 30, 2011, to $60.4 million at June 30, 2012, while sequentially increasing $907 thousand, or 1.5%. Net charge-offs decreased $2.8 million, from $4.7 million during the second quarter of 2011, to $1.9 million during the second quarter of 2012. Sequentially, net charge-offs decreased $7.5 million from $9.4 million during the first quarter of 2012.
  Asset and Loan Growth: Total assets increased $219.5 million, or 7.8%, from $2.80 billion at June 30, 2011, to $3.02 billion at June 30, 2012, while sequentially increasing $63.1 million, or 2.1%, from $2.95 billion at March 31, 2012. Total loans, net of allowance for loan losses, increased $36.6 million, or 1.7%, from $2.09 billion at June 30, 2011, to $2.13 billion at June 30, 2012, while sequentially increasing $32.1 million, or 1.5%, from $2.10 billion at March 31, 2012.
  Net Interest Margin: The net interest margin was 3.80% in the second quarter of 2012, compared to 3.99% in the second quarter of 2011. Sequentially, the net interest margin was stable in the second quarter of 2012, decreasing one basis point from 3.81% in the first quarter of 2012.
  Capital Strength and Book Value per Common Share Growth: The ratio of tangible common equity improved to 7.79% at June 30, 2012, as compared to 7.75% and 7.18% at March 31, 2012, and June 30, 2011, respectively. The book value per common share increased to $7.42, as compared to $7.23 and $6.77 at March 31, 2012, and June 30, 2011, respectively.

Peter A. Converse, President and Chief Executive Officer, commented, “Overall, management is pleased with what we consider a solid performance in the second quarter. Sequentially, earnings per diluted common share of $0.19 were up 35.7%. The year-over-year decrease of $0.05 was primarily attributable to earnings in the year ago period being bolstered by lower provisioning expense on almost 3 million less in average diluted shares outstanding at that time. Asset quality improved nicely year-over-year, with NPAs decreasing 17.8% to $60.4 million as of June 30, 2012. On a linked quarter basis, NPAs marginally increased by only $907 thousand, or 1.5%, while loans 30-89 days past due remained under $10 million for the second consecutive quarter.”

“We are cautiously optimistic about the resumption of our growth momentum as total assets went over $3 billion for the first time and net loans as of June 30, 2012, increased 1.7% and 1.5% over the year ago and prior quarter ends, respectively. However, uncertain economic conditions and continued competitive pressure from both a pricing and structuring perspective represent the primary challenges to that momentum in the near-term.”

Converse concluded, “With our continued earnings progress, stable asset quality and strong capital ratios, we continue to focus on initiating the repayment of TARP and will continue to work with our regulators toward achieving that goal. Although we anticipated applying to the Federal Reserve for permission to begin the incremental repayment process as early as the end of June and have initiated discussions with appropriate Fed officials, on their guidance, we have delayed our application until at least the end of the third quarter. To date, we have not been contacted by the Treasury about our inclusion in any individual or pooled auction, which we view as a positive validation of our ability to repay TARP in full in the next 18 months.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended June 30, 2012, the Company recorded net income of $7.7 million. After an effective dividend of $1.3 million to the U.S. Treasury on TARP preferred stock, the Company reported net income to common stockholders of $6.4 million, or $0.19 per diluted common share, compared to net income available to common stockholders of $7.5 million, or $0.24 per diluted common share, in the second quarter of 2011. Sequentially, net income available to common shareholders increased $1.6 million, or $0.05 per diluted common share, from the first quarter in 2012. For the six months ended June 30, 2012, the Company reported net income available to common stockholders of $11.1 million, or $0.33 per diluted common share, compared to net income available to common stockholders of $11.1 million, or $0.36 per diluted common share, for the same period in 2011.

Adjusted operating earnings (a non-GAAP measure) for the three months ended June 30, 2012, were $5.5 million, or $0.16 per diluted common share, compared to $7.3 million, or $0.24 per diluted common share, for the same period in 2011. On a sequential basis, adjusted operating earnings were up $2.4 million, or $0.07 per diluted common share, for the three months ended June 30, 2012. The year-over-year decrease is primarily due to higher provisioning for loan losses of $1.7 million and increased non-interest expenses of $1.0 million, partially offset by $700 thousand in reduced provision for income taxes. The sequential increase in the Company’s adjusted operating earnings was mostly due to lower provisioning for loan losses of $2.8 million and decreased non-interest expenses of $1.1 million, slightly offset by decreased non-interest income of $264 thousand and a $1.4 million increase in provision for income taxes. The Company calculates adjusted operating earnings by excluding impairment losses on securities, realized gains and losses on sale of securities and death benefits received from bank-owned life insurance, from net income.

Asset Quality and Provisions For Loan Losses

Total non-performing assets and loans 90+ days past due declined from $74.7 million at June 30, 2011, to $60.4 million at June 30, 2012, and increased $896 thousand sequentially from $59.5 million at March 31, 2012. As of June 30, 2012, the allowance for loan losses represented 2.14% of total loans, compared to 2.11% and 2.47%, at March 31, 2012, and June 30, 2011, respectively. The allowance for loan losses covered 100.5% of total non-performing loans as of June 30, 2012, compared to 97.4% and 88.6%, at March 31, 2012, and June 30, 2011, respectively.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and unemployment levels. Overall, as of June 30, 2012, $29.2 million, or 63.1%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $5.6 million, or 12.0%, represented non-farm, non-residential loans, $9.0 million, or 19.4%, represented loans on one-to-four family residential properties, and $2.5 million, or 5.5%, represented commercial and industrial (“C&I”) loans. As of June 30, 2012, specific reserves of $20.4 million have been established for non-performing loans and other loans determined to be impaired. The Company continues to pursue an aggressive campaign to reduce non-performing and other impaired loans and is implementing and executing various disposition strategies on an ongoing basis.

Included in the loan portfolio at June 30, 2012, are loans classified as troubled debt restructurings (“TDRs”), totaling $43.1 million, a 46.9% decrease from $81.1 million at June 30, 2011. Sequentially, TDRs increased $628 thousand from $42.4 million at March 31, 2012. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 90% of TDRs were performing prior to modification. These loans make up 2.0% of the total loan portfolio and represent $11.3 million in ADC loans, $18.7 million in non-farm, non-residential real estate loans, $9.3 million in C&I loans and $3.8 million in one-to-four family residential loans. At June 30, 2012, 16.6% of the Company’s TDRs were reviewable TDRs and 83.4% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off.

Classified loans were $189.3 million for the quarter ended June 30, 2012, a $42.9 million decrease from $232.1 million at June 30, 2011. Sequentially, classified loans increased $19.0 million from $170.3 million at March 31, 2012. The quarterly increase was largely due to the downgrade of loans representing two credit relationships from Special Mention to Substandard. These loans are performing and well-secured, but were downgraded due to delays in the execution of development plans or pending asset sales projected to improve borrower cash flow and liquidity. These events are anticipated to occur as early as this quarter, but at least by year-end.

Provisions for loan losses were $3.2 million for the quarter ended June 30, 2012, compared to $1.4 million in the same period in 2011. Net charge-offs were $1.9 million for the three months ended June 30, 2012, compared to $9.4 million and $4.7 million for the quarters ended March 31, 2012, and June 30, 2011, respectively. For the six months ended June 30, 2012, provisions for loan losses totaled $9.2 million, compared to $7.3 million for the prior year period, with 2012 year-to-date net charge-offs amounting to $11.3 million, compared to $16.5 million in the first half of 2011. The higher provision for loan losses in 2012, compared to 2011, coupled with a reduction in non-performing loans, have contributed to an increase in the allowance for loan losses to non-performing loans coverage ratio to 100.5% at June 30, 2012, compared to 88.6% at June 30, 2011. The lower net charge-off amount of $5.2 million in the first half of 2012, compared to the same period in 2011, was primarily do to net charge-offs in the real estate-construction loan portfolio decreasing $4.5 million, from $8.4 million in the first half 2011 to $3.9 million in the first half of 2012.

Net Interest Income

Net interest income of $26.9 million for the second quarter of 2012 was up $129 thousand, or 0.5%, over the same quarter last year. The net interest margin decreased 19 basis points from 3.99% in the first quarter of 2011, to 3.80% for the same period in 2012. Year-to-date net interest income of $53.7 million was up 1.4%, compared to net interest income of $53.0 million for the first six months of 2011. On a sequential basis, the net interest margin was down one basis point from 3.81% for the first quarter of 2012 to 3.80% for the second quarter of 2012. The year-over-year decrease in the net interest margin was primarily driven by lower average yielding loan and security assets, the impact of which was partially offset by a lower cost of average interest-bearing liabilities. Interest and dividend income decreased $2.0 million on average total interest-earnings assets of $2.89 billion for the three months ended June 30, 2012, compared to interest and dividend income generated by average total interest-earnings assets of $2.72 billion for the same period in 2011. The decline in interest and dividend income is mostly attributable to lower yielding average loan and security assets being generated in the current low interest rate environment. Interest expense decreased $2.1 million on an average total interest-bearing liability balance of $2.30 billion for the quarter ended June 30, 2012, from an average total interest-bearing liability balance of $2.24 billion for the same period in 2011. The average rate paid on total interest-bearing liabilities was 1.18% for the second quarter of 2012, as compared to 1.26% for the first quarter 2012, and 1.58% for the second quarter of 2011. Management anticipates the net interest margin will range between 3.75% and 3.90% for the current year.

Non-Interest Income

For the three months ended June 30, 2012, the Company recognized $3.4 million in non-interest income, compared to non-interest income of $2.3 million for the three months ended June 30, 2011. Included in the second quarter 2012 non-interest income is a gain on sale of securities of $1.3 million. Non-interest income for the second quarter 2011 included a bank-owned life insurance death benefit of $361 thousand. The Company recognized non-interest income of $8.4 million for the six months ended June 30, 2012, compared to non-interest income of $3.7 million for the same period in 2011. For the six months ended June 30, 2012, non-interest income included a gain on sale of securities of $3.9 million, while non-interest income for the six months ended June 30, 2011, included an impairment loss on securities of $732 thousand, which was partially offset by a gain on sale of securities of $503 thousand, and a bank-owned life insurance death benefit of $361 thousand.

Fees and net gains on loans held-for-sale increased in the second quarter 2012, on a year-over-year basis by $296 thousand, or 55.4%. The increase can be attributed to greater volume driven by lower interest rates on mortgage products. For the six months ended June 30, 2012, fees and net gains on loans held-for-sale increased $776, or 73.6% compared to the six months ended June 30, 2011. Mortgage loans held-for sale totaling $85.7 million were closed in the first half of 2012, as compared to $53.5 million for the first half of 2011.

Non-Interest Expense

Non-interest expense increased $1.0 million, or 7.1%, from $14.5 million in the second quarter of 2011, to $15.5 million in the second quarter of 2012. Sequentially, non-interest expense decreased $1.1 million, or 6.4%, from $16.6 million for the first quarter in 2012. The majority of the year-over-year increase was an $813 thousand increase to salaries and employee benefits, and a $561 thousand increase in loss on other real estate owned, partially offset by a decrease of $408 thousand in FDIC insurance. The increase in salaries and employee expense includes $489 thousand in salary expense primarily related to the addition of key personnel in our sales and support functions to support our continued growth, and $216 thousand related to commissions paid to mortgage originators in connection with greater mortgage production sold into the secondary market. The sequential decrease was driven by a reduction of $546 thousand in salary and employee benefits with lower employee benefits of $266 thousand and an increase of $153 thousand in deferred compensation costs in connection with increased loan originations during the second quarter of 2012. The sequential decrease also included a reduction of other expenses of $359 thousand, which included of $56 thousand in loss on other real estate owned, $138 thousand in professional services and legal costs, and $162 thousand in FDIC insurance.

Investment Securities

Investment securities increased $55.6 million, or 10.9%, year-over-year to $566.7 million at June 30, 2012, and were down $31.5 million sequentially from March 31, 2012. During the second quarter of 2012, the Company sold $67.9 million of investment securities resulting in a $1.3 million realized gain on sale of securities. The investment portfolio also contains three pooled trust preferred securities with a book value of $5.6 million, and a fair value of $339 thousand at June 30, 2012, for which the Company performs a quarterly analysis to determine whether any other than temporary impairment exists. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. There has been no recorded impairment loss in the six months ended June 30, 2012, compared to an impairment loss of $732 thousand for the same time period in 2011.

Loans

Loans, net of allowance for loan losses, increased $36.6 million, or 1.7%, from $2.09 billion at June 30, 2011, to $2.13 billion at June 30, 2012. Non-farm, non-residential real estate loans increased $52.1 million, or 4.7%, C&I loans were up $23.6 million, or 10.1%, ADC loans fell by $58.4 million, or 17.9%, and multifamily real estate loans decreased $1.5 million, or 1.7%, from June 30, 2011, to June 30, 2012. Sequentially, net loans were up $32.1 million, or 1.5%. The sequential increase in loans was driven primarily by $3.1 million and $18.2 million increases in multi-family and one-to-four family residential loans, respectively, commercial loans increasing $8.8 million and ADC loans increasing $12.5 million. These increases offset the $2.4 million and $7.7 million sequential decreases in owner-occupied and non-owner-occupied commercial mortgages, respectively. The orientation and mix of loan growth is reflective of the continued focus on building greater market share in commercial lending and residential real estate lending, while limiting ADC lending and non-farm, non-residential real estate lending to select transactions in key markets with solid economic metrics.

Deposits

Total deposits at June 30, 2012, were $2.25 billion, a decrease of $2.1 million, or 0.1%, compared to June 30, 2011, with demand deposits increasing $90.6 million, or 30.9%, savings and interest-bearing demand deposits increasing by $4.1 million, or 0.3%, and time deposits decreasing $96.8 million, or 12.4%. The increase in demand deposits was primarily driven by the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services, and other related cross-sales. In regard to savings and interest-bearing demand deposits, the Company was successful in its strategy to further reduce the interest rate paid on these deposit products, while also generating an increase in these deposit products, as compared to the prior year. On a linked quarter basis, total deposits increased $13.8 million, or 0.6%, with demand deposits increasing by $48.1 million, or 14.3%, savings and interest-bearing demand accounts increasing $12.9 million, or 1.1%, and time deposits decreasing by $47.2 million, or 6.5%. The reduction in time deposits was intentional and resulted from a series of interest rate reductions that began in late 2011, and continued through the second quarter of 2012. As a result, the cost of total interest-bearing deposits declined from 1.36% for the quarter ended June 30, 2011, and 1.03% for the quarter ended March 31, 2012, to 0.95% for the quarter ended June 30, 2012.

Capital Levels and Stockholders’ Equity

On March 31, 2011, the Company issued 426,000 shares of its common stock at a price of $5.87 per share in a registered direct placement with a Company director for total gross proceeds of approximately $2.5 million. In addition, the Company issued to the investor, warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $4.8 million in gross proceeds to the Company. The warrants each had an exercise price of $5.62 per share. The Series A warrants, exercisable for a total of 426,000 shares of common stock, were exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 426,000 shares of common stock, were exercisable for a period of twelve months following the closing date. The 426,000 Series A warrants were exercised in full before they expired. In March 2012, the remaining 426,000 Series B warrants were also exercised.

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock. The warrants each had an exercise price of $6.00 per share, which represented a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants were exercisable through April 30, 2011, and 130,851 were exercised as of that date. The 952,383 Series B warrants originally were to expire on September 29, 2011, but on September 27, 2011, the expiration date of 904,764 of the Series B Warrants was extended to January 27, 2012, with 47,619 warrants having been exercised prior to the warrant extension. Following the extension, during the fourth quarter of 2011, an additional 47,619 Series B warrants were exercised. During January 2012, the remaining 857,155 Series B warrants were exercised.

Stockholders’ equity increased $36.2 million, or 13.5%, from $267.1 million at June 30, 2011, to $303.3 million at June 30, 2012, with approximately $10.2 million in net proceeds from the above referenced stock issuances, net income to common stockholders of $21.8 million over the twelve-month period, a $939 thousand increase in other comprehensive income related to the investment securities portfolio, $1.8 million in the accretion of the discount on preferred stock and $1.4 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio increased from 14.35% at June 30, 2011, to 15.74% at June 30, 2012, its total qualifying capital ratio increased from 15.60% to 17.00%, and its tangible common equity ratio increased from 7.18% to 7.79%. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 19 basis points and its tangible common equity ratio is up 4 basis points.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on July 19, 2012, at 11:00 a.m. Eastern Daylight Time to discuss the second quarter 2012 financial results. The public is invited to listen to this conference call by dialing 866-261-3330 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on July 19, 2012, until 11:59 p.m. Eastern Daylight Time on July 26, 2012. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1584707.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding impairment losses on securities, realized gains and losses on sale of securities, and death benefits received from bank-owned life insurance. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended June 30, 2012, June 30, 2011, and March 31, 2012, is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,
(in thousands)	2012	2011	2012

Net Income Available to Common Stockholders	$6,357	$7,488	$4,779
Adjustments to net income:
Realized gain on sale of securities	(1,328)	--	(2,592)
Death benefits received from bank-owned life insurance	--	(361)	--
Net tax effect adjustment	465	126	907

Adjusted Operating Earnings	$5,494	$7,253	$3,094

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis, and non-interest income excluding impairment losses on securities, realized gains and losses on sale of securities, and death benefits received from bank-owned life insurance. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and six months ended June 30, 2012, and June 30, 2011, is as follows:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Summary Operating Results:
Non-interest expense	$15,557	$14,520	$32,184	$28,970

Net interest income	$26,917	$26,788	$53,696	$52,971

Non-interest income	3,421	2,256	8,370	3,732
Impairment loss on securities	--	--	--	732
Gain on sale of securities	(1,328)	--	(3,920)	(503)
Death benefits received from bank owned life insurance	--	(361)	--	(361)
Adjusted non-interest income	$2,093	$1,895	$4,450	$3,600

Total net interest income and non-interest income, adjusted (1)	$29,010	$28,683	$58,146	$56,571

Efficiency Ratio, adjusted	53.0%	50.0%	54.7%	50.5%

(1) Tax Equivalent Income of $29,376 for the three months ended June 30, 2012, and $58,878 for the six months ended June 30, 2012. Tax Equivalent Income of $29,071 for the three months ended June 30, 2011, and $57,347 for the six months ended June 30, 2011.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of June 30, 2012, June 30, 2011, March 31, 2012 and December 31, 2011 is as follows:

(in thousands)	As of June 30,		March 31,	December 31,
	2012	2011	2012	2011
Tangible common equity:
Total stockholders’ equity	$303,294	$267,124	$296,637	$283,771

Less:
Outstanding TARP senior preferred stock	68,146	66,334	67,670	67,195
Intangible assets	--	--	--	--
Tangible common equity	$235,148	$200,790	$228,967	$216,576

Total tangible assets	$3,017,276	$2,797,775	$2,954,226	$2,938,518

Tangible common equity ratio	7.79%	7.18%	7.75%	7.37%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Summary Financial Results:
Interest and dividend income	$33,643	$35,638	-5.6%	$67,648	$71,155	-4.9%
Interest expense	6,726	8,850	-24.0%	13,952	18,184	-23.3%
Net interest income	26,917	26,788	0.5%	53,696	52,971	1.4%
Provision for loan losses	3,162	1,434	120.5%	9,156	7,277	25.8%
Non-interest income	3,421	2,256	51.6%	8,370	3,732	124.3%
Non-interest expense	15,557	14,520	7.1%	32,184	28,970	11.1%
Income before income taxes	11,619	13,090	-11.2%	20,726	20,456	1.3%
Net income	$7,720	$8,836	-12.6%	$13,862	$13,802	0.4%
Effective dividend on preferred stock	1,363	1,348	1.1%	2,726	2,663	2.4%
Net income available to common stockholders	$6,357	$7,488	-15.1%	$11,136	$11,140	0.0%

Performance Ratios:
Return on average assets	1.04%	1.26%		0.94%	1.00%
Return on average equity	10.28%	13.68%		9.41%	10.94%
Net interest margin	3.80%	3.99%		3.80%	3.99%
Efficiency ratio, adjusted	53.0%	50.0%		54.7%	50.5%

Per Share Data:
Earnings per common share-basic	$0.20	$0.25	-20.0%	$0.35	$0.38	-7.9%
Earnings per common share-diluted	$0.19	$0.24	-20.8%	$0.33	$0.36	-8.3%
Average number of shares outstanding:
Basic	31,811,390	29,643,226		31,657,370	29,453,918
Diluted	33,637,832	30,727,636		33,592,767	30,565,862

	As of June 30,				As of
	2012	2011	% Change		03/31/12	% change
Selected Balance Sheet Data:
Loans, net of allowance for loan losses	$2,131,572	$2,094,949	1.7%		$2,099,484	1.5%
Investment securities	566,688	511,052	10.9%		598,178	-5.3%
Assets	3,017,276	2,797,775	7.8%		2,954,226	2.1%
Deposits	2,251,692	2,253,742	-0.1%		2,237,848	0.6%
Stockholders’ equity	303,294	267,124	13.5%		296,637	2.2%
Book value per common share	$7.42	$6.77	9.6%		$7.23	2.6%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	15.74%	14.35%			15.55%
Bank	15.20%	13.99%			14.93%
Total qualifying capital:
Company	17.00%	15.60%			16.81%
Bank	16.46%	15.24%			16.19%
Tier 1 leverage:
Company	12.25%	11.67%			12.12%
Bank	11.91%	11.41%			11.70%
Tangible common equity:
Company	7.79%	7.18%			7.75%

(Dollars in thousands)	As of June 30,		As of
	2012	2011	03/31/12	12/31/11

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$2,540	$4,932	$9,968	$5,005
Real estate-one-to-four family residential:
Permanent first and second	5,500	1,982	3,060	3,912
Home equity loans and lines	3,480	2,990	3,580	3,142
Total real estate-one-to-four family residential	$8,980	$4,972	$6,640	$7,054
Real estate-multi-family residential	--	495	476	476
Real estate-non-farm, non-residential:
Owner-occupied	3,504	6,516	2,997	1,999
Non-owner-occupied	2,079	7,831	88	--
Total real estate-non-farm, non-residential	$5,583	$14,347	$3,085	$1,999
Real estate-construction:
Residential	12,379	25,393	12,122	18,479
Commercial	16,859	8,586	14,232	5,505
Total real estate-construction	$29,238	$33,979	$26,354	$23,984
Consumer	18	18	19	18
Total non-accrual loans	$46,359	$58,743	$46,542	$38,536
OREO	14,018	14,690	12,928	8,925
Total non-performing assets	$60,377	$73,433	$59,470	$47,461

Loans 90+ days past due and still accruing:
Commercial	$45	$--	$--	$--
Real estate-one-to-four family residential:
Permanent first and second	--	--	56	71
Home equity loans and lines	--	--	--	250
Total real estate-one-to-four family residential	$--	$--	$56	$321
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	--	--	--
Non-owner-occupied	--	350	--	--
Total real estate-non-farm, non-residential	$--	$350	$--	$--
Real estate-construction:
Residential	--	957	--	--
Commercial	--	--	--	--
Total Real estate-construction:	$--	$957	$--	$--
Consumer	--	--	--	11
Total loans 90+ days past due and still accruing	$45	$1,307	$56	$332

Total non-performing assets and 90+ days past due loans	$60,422	$74,740	$59,526	$47,793

Troubled debt restructurings	$43,054	$81,070	$42,426	$52,264

Non-performing assets
to total loans:	2.77%	3.41%	2.77%	2.18%
to total assets:	2.00%	2.62%	2.01%	1.62%
Non-performing assets and past due loans
to total loans:	2.77%	3.47%	2.77%	2.20%
to total assets:	2.00%	2.67%	2.01%	1.63%
Allowance for loan losses to total loans	2.14%	2.47%	2.11%	2.24%
Allowance for loan losses to non-performing loans	100.49%	88.62%	97.37%	125.37%

Total allowance for loan losses	$46,632	$53,217	$45,371	$48,729

(Dollars in thousands)	As of June 30,		As of
	2012	2011	03/31/12	12/31/11

Loans 30 to 89 days past due and still accruing
Commercial	$2,099	$1,812	$1,916	$1,259
Real estate-one-to-four family residential:
Permanent first and second	4,149	2,815	4,652	3,548
Home equity loans and lines	249	339	640	390
Total real estate-one-to-four family residential	$4,398	$3,154	$5.292	$3,938
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	349	4,908	278	1,008
Non-owner-occupied	2,979	4,688	1,487	6,063
Total real estate-non-farm, non-residential	$3,328	$9,596	$1,765	$7,071
Real estate-construction:
Residential	--	574	--	761
Commercial	--	--	--	--
Total real estate-construction:	$--	$574	$--	$761
Consumer	17	35	99	105
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$9,842	$15,171	$9.072	$13,134

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net charge-offs
Commercial	$207	$474	$4,874	$869
Real estate-one-to-four family residential:
Permanent first and second	842	180	715	1,777
Home equity loans and lines	449	37	787	766
Total real estate-one-to-four family residential	$1,291	$217	$1,502	$2,543
Real estate-multi-family residential	(118)	--	(118)	--
Real estate-non-farm, non-residential:
Owner-occupied	174	(2)	221	52
Non-owner-occupied	3	3,047	635	4,577
Total real estate-non-farm, non-residential	$177	$3,045	$856	$4,629
Real estate-construction:
Residential	(89)	920	3,397	1,830
Commercial	388	--	488	6,595
Total real estate-construction:	$299	$920	$3,885	$8,425
Consumer	45	26	$254	$36
Farmland	--	--	--	--
Total net charge-offs	$1,901	$4,682	$11,253	$16,502
Net charge-offs to average loans outstanding	0.09%	0.21%	0.52%	0.75%

Total provision for loan losses	$3,162	$1,434	$9,156	$7,277

Classes of loans by risk rating as of June 30, 2012, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

Internal Risk Rating Grades	Pass	Watch	Special Mention	Substandard	Doubtful	Total Loans

Commercial	$188,952	$29,560	$11,729	$24,563	$1,810	$256,614
Real estate-one-to-four family residential:
Permanent first and second	228,273	14,069	10,285	25,141	114	277,882
Home equity loans and lines	110,765	2,851	2,119	5,978	2,240	123,953
Total real estate-one-to-four family residential	$339,038	$16,920	$12,404	$31,119	$2,354	$401,835
Real estate-multi-family residential	80,717	3,460	--	--	--	84,177
Real estate-non-farm, non-residential:
Owner-occupied	367,535	62,369	25,067	16,490	--	471,461
Non-owner-occupied	510,605	102,602	26,174	44,792	--	684,173
Total real estate-non-farm, non-residential	$878,140	$164,971	$51,241	$61,282	$--	$1,155,634
Real estate-construction:
Residential	75,605	22,476	19,807	29,176	--	147,064
Commercial	40,181	18,090	26,702	38,903	--	123,876
Total real estate-construction	$115,786	$40,566	$46,509	$68,079	$--	$270,940
Consumer	8,093	307	165	73	--	8,638
Farmland	3,415	158	--	--	--	3,573
Total	$1,614,141	$255,942	$122,048	$185,116	$4,164	$2,181,411

Classes of loans by risk rating as of June 30, 2011, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

Internal Risk Rating Grades	Pass	Watch	Special Mention	Substandard	Doubtful	Total Loans

Commercial	$154,569	$43,933	$3,438	$28,968	$2,144	$233,052
Real estate-one-to-four family residential:
Permanent first and second	208,915	19,211	10,508	22,702	--	261,336
Home equity loans and lines	110,193	5,506	1,647	8,287	253	125,886
Total real estate-one-to-four family residential	$319,108	$24,717	$12,155	$30,989	$253	$387,222
Real estate-multi-family residential	69,055	16,117	--	495	--	85,667
Real estate-non-farm, non-residential:
Owner-occupied	353,551	46,774	20,762	33,873	--	454,960
Non-owner-occupied	448,743	129,748	10,351	59,777	--	648,619
Total real estate-non-farm, non-residential	$802,294	$176,522	$31,113	$93,650	$--	$1,103,579
Real estate-construction:
Residential	61,617	34,239	6,927	48,431	--	151,214
Commercial	57,315	68,237	25,487	27,105	--	178,144
Total real estate-construction	$118,932	$102,476	$32,414	$75,536	$--	$329,358
Consumer	9,993	243	94	108	--	10,438
Farmland	2,498	--	--	--	--	2,498
Total	$1,476,449	$364,008	$79,214	$229,746	$2,397	$2,151,814

Classes of loans by risk rating as of March 31, 2012, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

Internal Risk Rating Grades	Pass	Watch	Special Mention	Substandard	Doubtful	Total Loans

Commercial	$175,523	$34,782	$4,997	$23,427	$9,108	$247,837
Real estate-one-to-four family residential:
Permanent first and second	205,804	15,342	10,163	25,154	115	256,578
Home equity loans and lines	111,181	3,288	1,902	8,420	2,243	127,034
Total real estate-one-to-four family residential	$316,985	$18,630	$12,065	$33,574	$2,358	$383,612
Real estate-multi-family residential	76,304	4,253	--	476	--	81,033
Real estate-non-farm, non-residential:
Owner-occupied	369,014	63,240	25,360	16,267	--	473,881
Non-owner-occupied	505,373	119,446	37,154	29,872	--	691,845
Total real estate-non-farm, non-residential	$874,387	$182,686	$62,514	$46,139	$--	$1,165,726
Real estate-construction:
Residential	65,280	22,329	20,100	29,048	--	136,757
Commercial	39,092	20,483	36,037	26,055	--	121,667
Total real estate-construction	$104,372	$42,812	$56,137	$55,103	$--	$258,424
Consumer	8,259	291	167	67	--	8,784
Farmland	2,574	--	--	--	--	2,574
Total	$1,558,404	$283,454	$135,880	$158,786	$11,466	$2,147,990

Classes of loans by risk rating as of December 31, 2011, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

Internal Risk Rating Grades	Pass	Watch	Special Mention	Substandard	Doubtful	Total Loans

Commercial	$172,457	$51,935	$1,506	$22,178	$4,306	$252,382
Real estate-one-to-four family residential:
Permanent first and second	195,786	16,726	7,004	26,904	--	246,420
Home equity loans and lines	111,800	4,937	1,441	6,105	2,247	126,530
Total real estate-one-to-four family residential	$307,586	$21,663	$8,445	$33,009	$2,247	$372,950
Real estate-multi-family residential	71,756	4,274	--	476	--	76,506
Real estate-non-farm, non-residential:
Owner-occupied	357,480	62,766	21,777	18,750	--	460,773
Non-owner-occupied	481,584	111,779	31,361	47,413	--	672,137
Total real estate-non-farm, non-residential	$839,064	$174,545	$53,138	$66,163	$--	$1,132,910
Real estate-construction:
Residential	70,323	30,546	12,984	37,264	--	151,117
Commercial	63,520	59,217	27,395	25,168	--	175,300
Total real estate-construction	$133,843	$89,763	$40,379	$62,432	$--	$326,417
Consumer	8,169	233	119	71	--	8,592
Farmland	2,573	--	--	--	--	2,573
Total	$1,535,448	$342,413	$103,587	$184,329	$6,553	$2,172,330

Troubled Debt Restructurings (TDRs)
By Loan Type
As of June 30, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance
Loan Type:
Commercial	--	--	0.0%	7	$9,289	25.9%	7	$9,289	21.6%
Real estate-one to four family residential:
Permanent first and seconds	10	3,782	52.9%	--	--	0.0%	10	3,782	8.8%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one to four family residential:	10	$3,782	52.9%	--	--	0.0%	10	3,782	8.8%
Real estate-multifamily residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential
Owner-occupied	1	642	8.9%	1	2,756	7.7%	2	3,398	7.9%
Non-owner-occupied	2	2,264	31.7%	4	12,995	36.2%	6	15,259	35.4%
Total real estate-non-farm, non-residential:	3	$2,906	40.6%	5	$15,751	43.9%	8	$18,657	43.3%
Real estate-construction:
Residential	--	--	0.0%	3	4,106	11.4%	3	4,106	9.5%
Commercial	1	465	6.5%	2	6,755	18.8%	3	7,220	16.8%
Total real estate-construction:	1	$465	6.5%	7	$10,861	30.2%	6	$11,326	26.3%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Consumer	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total Loans	14	$7,153	100.0%	17	$35,901	100.0%	31	$43,054	100.0%

Troubled Debt Restructurings (TDRs)
By Quarterly Review / Maturity Date

As of June 30, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance
Review / Maturity by Quarter:

2012
3rd Quarter	2	$2,112	29.5%	--	$--	0.0%	2	$2,112	4.9%
4th Quarter	3	1,353	18.9%	8	12,982	36.2%	11	14,335	33.3%
Total 2012:	5	$3,465	48.4%	8	$12,982	36.2%	13	$16,447	38.2%
2013
1st Quarter	5	$2,803	39.2%	--	$--	0.0%	5	$2,803	6.5%
2nd Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
3rd Quarter	4	885	12.4%	--	--	0.0%	4	885	2.1%
4th Quarter	--	--	0.0%	3	3,859	10.7%	3	3,859	8.9%
Total 2013:	9	$3,688	51.6%	3	$3,859	10.7%	9	$7,547	17.5%
2014 & beyond	--	$--	0.0%	6	$19,060	53.1%	6	$19,060	44.3%
Total Loans	14	$7,153	100.0%	17	$35,901	100.0%	31	$43,054	100.0%

Troubled Debt Restructurings (TDRs) Migration by Quarter As of June 30, 2012 (Dollars in thousands)	4/1/09 to 6/30/09	7/1/09 to 9/30/09	10/1/09 to 12/31/09	1/1/10 to 3/31/10	4/1/10 to 6/30/10	7/1/10 to 9/30/10	10/1/10 to 12/31/10
Period Beginning Balance	$--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377
Loan Advances	--	974	348	219	472	220	531
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908

Deductions:
Sales Proceeds	--	$944	$1,783	$1,218	$761	--	$125
Payments	--	317	174	50	1,202	1,138	433
Reviews	--	--	229	75	3,714	2,468	--
Upgrades	--	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--
Transfer to NPA	--	823	1,309	13,245	532	671	3,971
Subtotal Deductions:	--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	$ (2,621)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996

	1/1/11 to 3/31/11	4/1/11 to 6/30/11	7/1/11 to 9/30/11	10/1/11 to 12/31/11	1/1/12 to 3/31/12	4/1/12 to 6/30/12	TOTAL
Period Beginning Balance	$102,996	$91,876	$81,070	$71,686	$52,264	$42,426

Additions:
New Loans Added	$3,188	$116	$984	$753	$541	$1,345	$153,397
Loan Advances	486	197	53	40	236	186	3,962
Subtotal Additions:	$3,674	$313	$1,037	$793	$777	$1,531	$157,359

Deductions:
Sales Proceeds	$367	$126	$4,597	$6,168	$5,098	$247	$21,434
Payments	1,989	1,715	532	990	226	158	8,924
Reviews	5,731	640	4,292	10,111	3,888	498	31,646
Upgrades	--	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	5,656	3,000	--	--	--	--	8,656
Charge-offs w/Loans Sold or Settled	251	--	--	2,946	604	--	3,857
Transfer to NPA	800	5,638	1,000	--	799	--	28,788
Subtotal Deductions:	$14,794	$11,119	$10,421	$20,215	$10,615	$903	$114,305

Net Increase / (Decrease)	$(11,120)	$(10,806)	$(9,384)	$(19,422)	$(9,838)	$628

% Increase / (Decrease) from Preceding Period	(10.8%)	(11.8%)	(11.6%)	(27.1%)	(18.8%)	1.5%

Period Ended Balance	$91,876	$81,070	$71,686	$52,264	$42,426	$43,054	$43,054

(Dollars in thousands)	As of June 30,			As of
	2012	2011	% Change	03/31/12	% Change

Loan Portfolio:
Commercial	$256,614	$233,052	10.1%	$247,837	3.5%
Real estate-one to four family residential:
Permanent first and second	277,882	261,336	6.3%	256,578	8.3%
Home equity loans and lines	123,953	125,886	-1.5%	127,034	-2.4%
Total real estate-one-to-four family residential	$401,835	$387,222	3.8%	$383,612	4.8%
Real estate-multifamily residential	84,177	85,667	-1.7%	81,033	3.9%
Real estate-non-farm, non-residential:
Owner-occupied	471,461	454,960	3.6%	473,881	-0.5%
Non-owner-occupied	684,173	648,619	5.5%	691,845	-1.1%
Total real estate-non-farm, non-residential	$1,155,634	$1,103,579	4.7%	$1,165,726	-0.9%
Real estate-construction:
Residential	147,064	151,214	-2.7%	136,757	7.5%
Commercial	123,876	178,144	-30.5%	121,667	1.8%
Total real estate-construction:	$270,940	$329,358	-17.7%	$258,424	4.8%
Consumer	8,638	10,438	-17.2%	8,784	-1.7%
Farmland	3,573	2,498	43.0%	2,574	38.8%
Total loans	$2,181,411	$2,151,814	1.4%	$2,147,990	1.6%
Less unearned income	3,207	3,648	-12.1%	3,135	2.3%
Less allowance for loan losses	46,632	53,217	-12.4%	45,371	2.8%
Loans, net of allowance for loan losses	$2,131,572	$2,094,949	1.7%	$2,099,484	1.5%

	As of June 30, 2012
Residential, Acquisition, Development and Construction				Non-accruals	Net charge-
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	offs as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$7,820	5.3%	$495	0.3%	--
Montgomery, MD	$0	0.0%	--	--	--
Prince Georges, MD	11,754	8.0%	5,969	4.1%	1.0%
Other Counties in MD	3,492	2.4%	199	0.1%	0.1%
Arlington/Alexandria, VA	29,964	20.4%	--	--	-0.1%
Fairfax, VA	32,946	22.4%	--	--	0.2%
Culpeper/Fauquier, VA	2,100	1.4%	200	0.1%	--
Frederick, VA	2,288	1.6%	2,288	1.6%	1.0%
Loudoun, VA	15,747	10.7%	--	--	--
Prince William, VA	9,254	6.3%	564	0.4%	--
Spotsylvania, VA	350	0.2%	--	--	--
Stafford, VA	27,109	18.4%	2,664	1.8%	--
Other Counties in VA	1,399	1.0%	--	--	--
Outside VA, D.C. & MD	2,841	1.9%	--	--	--
	$147,063	100.0%	$12,379	8.4%	2.2%

	As of June 30, 2012
Commercial, Acquisition, Development and Construction				Non-accruals	Net charge-
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	offs as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$785	0.6%	$--	--	--
Montgomery, MD	1,890	1.5%	--	--	--
Prince Georges, MD	12,489	10.1%	--	--	--
Other Counties in MD	2,148	1.7%	--	--	--
Arlington/Alexandria, VA	7,984	6.4%	585	0.5%	--
Fairfax, VA	5,943	4.8%	2,427	2.0%	0.3%
Culpeper/Fauquier, VA	3,049	2.5%	3,049	2.4%	--
Frederick, VA	2,000	1.6%	--	--	--
Henrico, VA	933	0.8%	--	--	--
Loudoun, VA	12,019	9.7%	--	--	--
Prince William, VA	39,601	32.0%	--	--	0.1%
Spotsylvania, VA	1,730	1.4%	--	--	--
Stafford, VA	27,630	22.3%	9,963	8.0%	--
Other Counties in VA	5,675	4.6%	835	0.7%	--
Outside VA, D.C. & MD	-	0.0%	--	--	--
	$123,876	100.0%	$16,859	13.6%	0.4%

	As of June 30, 2012
Non-Farm/Non-Residential				Non-accruals	Net charge-
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	offs as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$84,996	7.4%	$--	--	--
Montgomery, MD	20,786	1.8%	--	--	--
Prince Georges, MD	64,935	5.6%	--	--	--
Other Counties in MD	53,387	4.6%	--	--	--
Arlington/Alexandria, VA	182,648	15.8%	--	--	--
Fairfax, VA	279,916	24.2%	829	0.1%	--
Culpeper/Fauquier, VA	3,339	0.3%	2,078	0.2%	--
Frederick, VA	6,328	0.5%	--	--	--
Henrico, VA	21,951	1.9%	--	--	--
Loudoun, VA	150,715	13.0%	1,767	0.2%	--
Prince William, VA	199,862	17.3%	909	0.1%	--
Spotsylvania, VA	11,290	1.0%	--	--	--
Stafford, VA	21,488	1.9%	--	--	--
Other Counties in VA	44,576	3.9%	--	--	0.1%
Outside VA, D.C. & MD	9,417	0.8%	--	--	--
	$1,155,634	100.0%	$5,583	0.6%	0.1%

Of this total of $1.2 billion in non-farm/non-residential real estate loans, approximately $66.0 million will mature in 2012, $100.7 million in 2013 and $183.1 million in 2014.

(Dollars in thousands)	As of June 30,			As of
	2012	2011	% Change	3/31/12	% Change

Investment Securities:
Available-for-sale (AFS) (at fair value):
U.S. government treasury obligations	$19,999	$--	100.0%	$--	100.0%
U.S. government agency obligations	448,297	410,431	9.2%	494,041	-9.3%
Pooled trust preferred securities	556	450	23.6%	486	14.4%
Obligations of states and political subdivisions	97,836	66,080	48.1%	103,651	-5.6%
	$566,688	$476,961	18.8%	$598,178	-5.3%
Held-to-maturity (HTM) (at amortized cost):
U.S. government agency obligations	$--	$4,864	-100.0%	$--	--
Obligations of states and political subdivisions	--	29,227	-100.0%	--	--
	$--	$34,091	-100.0%	$--	--

Total Investment Securities	$566,688	$511,052	1.7%	$598,178	-5.3

Virginia Commerce Bancorp, Inc. Consolidated Balance Sheets (Dollars in thousands, except per share data) As of June 30, (Unaudited)

	2012	2011
Assets
Cash and due from banks	$57,653	$40,170
Investment securities, AFS	566,688	476,961
Investment securities, HTM (fair value: $36,053 at June 30, 2011)	--	34,091
Restricted stocks, at cost	11,272	11,486
Federal funds sold	--	39,973
Interest bearing deposits in other banks	152,129	--
Loans held-for-sale	12,851	7,667
Loans, net of allowance for loan losses of $46,632 and $53,217	2,131,572	2,094,949
Bank premises and equipment, net	10,646	11,326
Accrued interest receivable	9,334	10,023
Other real estate owned, net of valuation allowance of $6,571 and $6,808	14,018	14,690
Bank-owned life insurance	14,126	13,904
Other assets	36,987	42,535
Total assets	$3,017,276	$2,797,775
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$383,714	$293,093
Savings and interest-bearing demand deposits	1,186,107	1,182,006
Time deposits	681,871	778,643
Total deposits	$2,251,692	$2,253,742
Securities sold under agreement to repurchase	364,568	179,105
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,698	66,442
Accrued interest payable	2,079	2,600
Other liabilities	3,945	3,762
Total liabilities	$2,713,982	$2,530,651
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par value per share, 1,000,000 shares authorized, Series A; $1,000 stated value; 71,000 issued and outstanding	$68,146	$66,334
Common stock, $1.00 par value per share, 50,000,000 shares authorized, issued and outstanding 2012, 31,812,914 including 113,717 in unvested restricted stock issued; 2011, 29,687,183 including 41,248 in unvested restricted stock issued	31,699	29,646
Surplus	117,721	108,142
Warrants	8,520	8,520
Retained earnings	72,135	50,348
Accumulated other comprehensive income, net	5,073	4,134
Total stockholders’ equity	$303,294	$267,124
Total liabilities and stockholders’ equity	$3,017,276	$2,797,775

Virginia Commerce Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest and dividend income:
Interest and fees on loans	$30,427	$31,765	$61,048	$63,688
Interest and dividends on investment securities:
Taxable	2,452	3,131	5,096	5,992
Tax-exempt	586	592	1,174	1,184
Dividends on restricted stocks	104	96	205	192
Interest on federal funds sold	--	54	--	99
Interest on deposits in other banks	74	--	125	--
Total interest and dividend income	$33,643	$35,638	$67,648	$71,155
Interest expense:
Deposits	$4,465	$6,670	$9,407	$13,693

Securities sold under agreement to repurchase	1,014	960	2,051	1,894
Other borrowed funds	268	268	537	534
Trust preferred capital notes	979	952	1,957	2,063
Total interest expense	$6,726	$8,850	$13,952	$18,184
Net interest income	$26,917	$26,788	$53,696	$52,971
Provision for loan losses	3,162	1,434	9,156	7,277
Net interest income after provision for loan losses	$23,755	$25,354	$44,540	$45,694
Non-interest income:
Service charges and other fees	$875	$799	$1,756	$1,591
Non-deposit investment services commissions	242	460	494	713
Fees and net gains on loans held-for-sale	830	534	1,831	1,055
Gain on sale of securities	1,328	--	3,920	503
Impairment loss on securities	--	--	--	(732)
Bank-owned life insurance	54	424	109	486
Other	92	39	260	116
Total non-interest income	$3,421	$2,256	$8,370	$3,732
Non-interest expense:
Salaries and employee benefits	$7,239	$6,426	$15,024	$13,085
Occupancy expense	2,341	2,243	4,762	4,713
FDIC insurance	833	1,241	1,828	2,530
Loss on other real estate owned	881	320	1,707	476
Other real estate owned expenses	262	207	580	339
Franchise tax expense	750	774	1,500	1,546
Data processing expense	675	635	1,328	1,290
Other operating expense	2,576	2,674	5,455	4,991
Total non-interest expense	$15,557	$14,520	$32,184	$28,970
Income before taxes	$11,619	$13,090	$20,726	$20,456
Provision for income taxes	3,899	4,254	6,864	6,653
Net income	$7,720	$8,836	$13,862	$13,803
Effective dividend on preferred stock	1,363	1,348	2,726	2,663
Net income available to common stockholders	$6,357	$7,488	$11,136	$11,140
Earnings per common share, basic	$0.20	$0.25	$0.35	$0.38
Earnings per common share, diluted	$0.19	$0.24	$0.33	$0.36

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Three Months Ended June 30, (Unaudited)

		2012			2011
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$589,230	$3,038	2.24%	$443,906	$3,723	3.49%
Restricted stock	11,272	104	3.73%	11,658	96	3.31%
Loans, net of unearned income (2)	2,165,893	30,427	5.66%	2,180,131	31,765	5.85%
Interest-bearing deposits in other banks	120,593	74	0.25%	498	--	0.05%
Federal funds sold	--	--	--	81,105	54	0.27%
Total interest-earning assets	$2,886,988	$33,643	4.74%	$2,717,298	$35,638	5.30%
Other assets	76,126			89,123
Total Assets	$2,963,114			$2,806,421

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$354,559	$318	0.36%	$322,378	$595	0.74%
Money market accounts	222,898	221	0.40%	196,946	515	1.05%
Savings accounts	602,095	644	0.43%	669,476	1,597	0.96%
Time deposits	706,106	3,282	1.87%	777,509	3,963	2.04%
Total interest-bearing deposits	$1,885,658	$4,465	0.95%	$1,966,309	$6,670	1.36%
Securities sold under agreement to repurchase	320,100	1,014	1.27%	184,290	960	2.09%
Other borrowed funds	25,000	268	4.25%	25,000	268	4.25%
Trust preferred capital notes	66,660	979	5.80%	66,406	952	5.67%
Total interest-bearing liabilities	$2,297,418	$6,726	1.18%	$2,242,005	$8,850	1.58%
Demand deposits and other liabilities	364,622			305,258
Total liabilities	$2,662,040			$2,547,263
Stockholders’ equity	301,074			259,158
Total liabilities and stockholders’ equity	$2,963,114			$2,806,421
Interest rate spread			3.56%			3.72%
Net interest income and margin		$26,917	3.80%		$26,788	3.99%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.5 million and $1.3 million for the three months ended June 30, 2012, and 2011, respectively.

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Six Months Ended June 30, (Unaudited)

		2012			2011
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$597,137	$6,270	2.28%	$425,301	$7,176	3.54%
Restricted stock	11,246	205	3.68%	11,705	192	3.31%
Loans, net of unearned income (2)	2,170,454	61,048	5.67%	2,191,560	63,688	5.87%
Interest-bearing deposits in other banks	98,489	125	0.26%	443	--	0.08%
Federal funds sold	--	--	0.00%	74,401	99	0.27%
Total interest-earning assets	$2,877,326	$67,648	4.78%	$2,703,410	$71,155	5.35%
Other assets	76,593			83,770
Total Assets	$2,953,919			$2,787,180

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$340,775	$615	0.36%	$321,973	$1,248	0.78%
Money market accounts	219,417	456	0.42%	187,119	984	1.06%
Savings accounts	615,197	1,416	0.46%	680,998	3,513	1.04%
Time deposits	733,425	6,920	1.90%	780,469	7,948	2.05%
Total interest-bearing deposits	$1,908,814	$9,407	0.99%	$1,970,559	$13,693	1.40%
Securities sold under agreement to repurchase	299,951	2,051	1.38%	175,331	1,894	2.18%
Other borrowed funds	25,000	537	4.25%	25,000	534	4.25%
Trust preferred capital notes	66,631	1,957	5.81%	66,378	2,063	6.18%
Total interest-bearing liabilities	$2,300,396	$13,952	1.22%	$2,237,268	$18,184	1.64%
Demand deposits and other liabilities	357,426			295,467
Total liabilities	$2,657,822			$2,532,735
Stockholders’ equity	296,097			254,445
Total liabilities and stockholders’ equity	$2,953,919			$2,787,180
Interest rate spread			3.56%			3.71%
Net interest income and margin		$53,696	3.80%		$52,971	3.99%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2months ended June 30, 2012, and 2011, respectively.

CONTACT:
Virginia Commerce Bancorp, Inc.
Mark S. Merrill, 703-633-6120
Chief Financial Officer
mmerrill@vcbonline.com